UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

CORESITE REALTY CORPORATION

(Name of Subject Company)

CORESITE REALTY CORPORATION

(Name of Person Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

21870Q105

(CUSIP Number of Class of Securities)

Jeffery S. Finnin

Chief Financial Officer

CoreSite Realty Corporation

1001 17th Street, Suite 500

Denver, CO 80202

(866) 777-2673

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Adam O. Emmerich

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

•	The information set forth under Items 1.01, 5.03, 8.01 and 9.01 of the Current Report on Form 8-K filed by CoreSite Realty Corporation on November 15, 2021 (including all exhibits attached thereto) is incorporated herein by reference.

•	Email to employees (Exhibit 99.1).